Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-291199) of CVR Energy Inc. of our report dated September 14, 2026, relating to the combined financial statements of The Mandan and Saint Paul Park Refining Business of Marathon Petroleum Corporation, which appears in this Current Report on Form 8-K of CVR Energy Inc.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

November 3, 2026